CommerCenters, LLC and Subsidiaries

Consolidated Financial Report

Year Ended December 31, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Members of Commercenters, LLC and Subsidiary

We have audited the accompanying consolidated balance sheet of Commercenters, LLC and it’s subsidiary as of December 31, 2011, and the related statement of income, members’ equity and comprehensive income, and cash flows for the year then ended.  Commercenters, LLC’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Commercenter, LLC and Subsidiary as of December 31, 2011, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the financial statements, the Company has suffered recurring losses from operations, net capital deficiencies, and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 10.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

De Leon & Company, P.A.

Pembroke Pines, Florida

April 21, 2012

MEMBER: FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS INSTITUTE OF MANAGEMENT ACCOUNTANTS INSTITUTE OF FRAUD EXAMINERS	BOARD CERTIFIED IN BUSINESS APPRAISALS CERTIFIED MANAGEMENT ACCOUNTANT CERTIFIED IN FINANCIAL MANAGEMENT

Consolidated Balance Sheet
December 31, 2011

Assets
Current Assets
Cash	$ 125,429
Accounts receivable	66,190
Prepaid expenses	58,950
Total current assets	250,569

Furniture, fixtures and equipment, net	1,529
Deposits and other assets	66,725
Total assets	$ 318,823

Liabilities and Members' Equity
Current Liabilities
Accounts payable	$ 2
Notes payable-bank	318,321
Due to affiliated company	228,734
Due to shareholder	24,991
Total current liabilities	572,048

Commitments

Members' Equity
Contributed capital	1,101,400
Retained earnings (deficit)	(1,340,177)
Total CommerCenters, LLC members' equity	(238,777)
Non-controlling interests	(14,448)
Total members' equity	(253,225)
Total liabilities and members' equity	$ 318,823

See Notes to Consolidated Financial Statements.

Consolidated Statement of Operations
For the Year Ended December 31, 2011

Revenues	$ 359,790

Operating expenses:
Payroll and benefits	116,698
Marketing	203,277
Commissions	110,000
Legal and professional	30,565
Travel and entertainment	28,973
Rent	11,906
Insurance	4,469
Computer	13,906
Office	6,751
Conferences	3,048
Depreciation	928
Miscellaneous and other	3,896
Total operating expenses	534,417
Net operating income (loss)	(174,627)
Interest expense	17,848
Loss from disposed assets	233,749
Net income (loss)	(426,224)
Income (loss) applicable to non-controlling interests	(117,099)
Net income (loss) applicable to CommerCenters, LLC	$ (309,125)

See Notes to Consolidated Financial Statements.

Consolidated Statement of Equity
For the Year Ended December 31, 2011

	Membership	Contributed	Retained Earnings	Non-controlling
	Units	Capital	(Deficit)	Interests	Total

Balance, December 31, 2010	3,000	$ 750,400	$ (1,031,052)	$ 102,651	$ (178,001)
Capital contributions-2011	-	351,000	-	-	351,000
Net loss applicable to CommerCenters, LLC	-	-	(309,125)	-	(309,125)
Net loss applicable to non-controlling interests	-	-	-	(117,099)	(117,099)
Balance, December 31, 2011	3,000	$ 1,101,400	$ (1,340,177)	$ (14,448)	$ (253,225)

See Notes to Consolidated Financial Statements.

Consolidated Statement of Cash Flows
For the Year Ended December 31, 2011

Cash Flows From Operating Activities
Net loss	$ (426,224)
Loss applicable to non-controlling interests	117,099
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	928
Changes in working capital components:
(Increase) decrease in assets:
Accounts receivable	(66,190)
Other current assets	(2,250)
Deposits and other assets	(43,348)
Increase (decrease) in liabilities:
Accounts payable	(6,105)
Due to affiliates	139,796
Shareholder advances	24,991
Net cash used in operating activities	(261,303)

Cash Flows From Financing Activities
Proceeds from notes payable	24,180
Capital contributions	351,000
Net cash used in financing activities	375,180

Net increase in cash	113,877

Cash
Beginning of period	11,552
End of period	$ 125,429

Supplemental Disclosure of Cash Flow Information
Cash paid for interest during the year	$ 17,092

See Notes to Consolidated Financial Statements.

CommerCenters, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1.

Organization, Nature of Business and Summary of Significant Accounting Policies

Organization and nature of business:  CommerCenters, LLC (the “Company”) is a Florida limited liability company formed in 2007 to conduct business as a real estate development and services concern. Since 2007, CommerCenters has expanded its strategic business focus to include real estate acquisition, capital markets and seniors housing operations.

CommerCenters EB5 Regional Center Investments, LLC, d/b/a Orlando EB5 Investments is a Florida limited liability company formed in 2009 as a 50%-owned subsidiary of CommerCenters, LLC and the Company is its Managing Member. Orlando EB5 Investments was formed with the purpose of operating as a Regional Center through the United States Citizenship and Immigration Service’s EB5 program.  The EB5 program was established to act as an incentive for foreign investors to invest in business opportunities in the United States of America by granting the foreign investor a conditional visa upon investment, and a permanent visa if the underlying investment results in the creation of ten jobs within the United States of America.  Regional Centers are established in order to preside over the EB5 activities in a predetermined geographical area.  The Regional Centers are responsible for attracting the potential foreign investors, aligning them with an investment opportunity and then managing the visa application process for the foreign investor.  Orlando EB5 Investments is currently in the application process of becoming an approved Regional Center.  Upon being approved as a Regional Center, the Company’s anticipated region is nine counties in the Central Florida area.

Through a private placement offering, the Company has sold 50% of the member interests in Orlando EB5 Investments to help fund the subsidiary’s operations. The private placement seeks up to $700,000 in outside capital and through December 31, 2011, $390,000 was raised for this purpose. In addition, the Company has committed to provide up to $250,000 in funding in the form of loans to Orlando EB5 Investments through a line of credit arrangement. Orlando EB5 Investments and a principal of the Company are guarantors of this loan. (See Note 4.)

On December 31, 2011, the Company spun-off its previous interest in Realvest Development, LLC (an 80%-owned subsidiary) to a principal of the Company. Realvest Development, LLC was originally formed to develop and manage industrial flex warehouse projects in the Central Florida market. Refer to Note 5 regarding this transaction.

A summary of the Company’s significant accounting policies follows:

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and other entities (described above) in which the Company has a controlling financial interest. Accordingly, for consolidated subsidiaries that are less than wholly owned, the third-party holdings of equity interest are referred to as “non-controlling interests”. The portion of net income (loss) attributable to non-controlling interests for such subsidiaries is presented as income (loss) applicable to non-controlling interests in the accompanying consolidated statement of operations and the portion of the members’ equity of such subsidiaries is presented as non-controlling interests in the accompanying consolidated balance sheet and statement of equity. Non-controlling interests represent 50% of the Orlando EB5 Investments subsidiary and 80% of the Company’s previous subsidiary, Realvest Development, LLC, which was spun- off on December 31, 2011.

Use of estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

CommerCenters, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1.

Organization, Nature of Business and Summary of Significant Accounting Policies (Continued)

Accounts receivable: Accounts receivable as of December 31, 2011 are limited to administrative fees due to the Company’s Orlando EB5 Investments subsidiary from its recent project with its joint venture partner, American Dream Fund. (See Note 2). The Company mitigates credit risk related to accounts receivable of this nature from the rigorous government approval process associated with the EB5 program described above.

Concentrations of credit risk: Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and accounts receivable. The Company places its cash with high credit quality institutions. The Company has not experienced any losses in such accounts and believes that it is not exposed to any significant credit risk on the account. With respect to the receivables, the Company performs credit evaluations of its customers’ financial condition and maintains allowances for potential credit losses. Actual losses and allowances have historically been within management’s expectations.

Prepaid expenses:  Prepaid expenses as of December 31, 2011 substantially represent advance payments for consulting services in connection with the Regional Center application process discussed above. The Company expects to receive approval in 2012, at which time this amount will be charged to its consolidated results of operations.

Furniture, fixtures and equipment: The Company values furniture and equipment at cost and depreciates these assets using the straight-line method over the expected useful life, ranging from three to seven years.

Deposits and other assets: Deposits and other assets as of December 31, 2011 principally represent refundable amounts to fund the initial costs of registering a Panama-based real estate private equity fund for which the Company will act as project manager (see Note 2).

Revenue recognition: The Company recognizes revenue when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of any resulting receivable is reasonably assured.

Income taxes:  As a limited liability company, the Company is not a taxpaying entity for federal income tax purposes. Accordingly, the Company’s taxable income or loss is allocated to its members in accordance with their respective percentage ownership.  Therefore, no liability for income taxes has been included in the accompanying financial statements.

Management has assessed whether there were any uncertain tax positions, which may give rise to income tax liabilities and determined that there were no such matters requiring recognition in the accompanying financial statements.  The Company files income tax returns in the U.S. federal jurisdiction and the state of Florida.  With few exceptions, the Company is no longer subject to U.S. federal, state and local, and non-U.S. income tax examinations by tax authorities for years before 2009.

Recent accounting pronouncements:  No recent accounting pronouncements that affect the Company have been issued. The adoption of any accounting pronouncements, including those not yet effective, is not anticipated to have a material effect on the consolidated financial position or results of operations of the Company.

CommerCenters, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1.

Organization, Nature of Business and Summary of Significant Accounting Policies (Continued)

Business segments: The Company considers its and its subsidiaries’ business activities as one segment for management purposes.

Subsequent events:  Management has evaluated subsequent events through April 21, 2012, which is the date the financial statements were available to be issued (see Note 9).

Note 2.

Business Agreements

In 2010, the Company’s Orlando EB5 Investments subsidiary entered into a joint venture agreement with American Dream Fund (“ADF”), of Los Angeles, California.  ADF owns and operates Regional Centers in Los Angeles, California; Las Vegas, Nevada; and Portland, Oregon. The agreement runs through May 2013 and can be extended at the agreement of both parties for a mutually agreed upon period. The agreement does not create a separate legal entity, but instead creates a marketing fund that will be initially funded by the Company and used by ADF to market investment opportunities in Asia related to the Company’s proposed Regional Center, as well as the existing Regional Centers of ADF. The Company committed $200,000 annually to the fund over a three-year period to cover marketing expenses in Asia. The terms of the agreement state that ADF and the Company will share a 25% profit participation, as defined in the agreement, in their respective projects commencing during the term of the Agreement.

Amounts paid into the fund by the Company are to be reimbursed from projects initiated from any of the Regional Centers. Generally, 75% of the net administrative fees collected by the Regional Centers will first be committed to the repayment of these amounts to the Company and then towards the replenishment of the marketing fund. In the event that the agreement is not extended at its expiration date, the Company will continue to receive the reimbursement payments as described in the agreement from projects created during the period of the agreement as well as subsequent to the expiration. Because the Company bears the risk of loss associated with the agreement and is not guaranteed reimbursement of the amounts funded, the amounts are expensed by the Company as incurred.

In 2011, ADF and the Company commenced its first project under their arrangement. Through ADF’s marketing efforts, $16.5 million was raised for a hotel project located in Hollywood, California.  Through December 31, 2011, the Company earned approximately $157,000 in administrative fee reimbursement income and received payments from the project of approximately $91,000.   Accounts receivable of $66,000 related to this project are included in the accompanying consolidated balance sheet as of December 31, 2011.

In addition, in 2011, the Company entered into an agreement with Florida EB-5 Regional Center, LLC under which it will undertake projects in the State of Florida, pending the approval of its own Regional Center application by the United States Citizenship and Immigration Service. In return for its access to this Regional Center, the Company agreed to pay a $10,000 fee upon commencement of the respective project and between $7,500 and $15,000 for each EB5 Immigrant Investor, as defined in the agreement.

The Company also agreed to act as project manager for American Asset Investment Fund, a Panama-registered real estate private equity fund. The fund seeks to raise a minimum of $10 million and up to $100 million to acquire or development real estate projects in the United States, with an initial focus on the State of Florida. The administrator of the Fund is Financial Pacific, a Panama-based investment bank. The Company will earn a 2% management fee for funds invested in projects that it manages as well as certain incentive payments depending upon the financial success of each project measured by the internal rate of return, as defined.

CommerCenters, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 3.

Furniture, Fixtures and Equipment

As of December 31, 2011, furniture, fixtures and equipment consisted of:

Furniture, fixtures and equipment, at cost	$ 9,565
Accumulated depreciation	(8,036)
$ 1,529

Depreciation expense for 2011 was $928 and is included in operating expenses in the accompanying consolidated statement of operations.

Note 4.

Notes Payable-Bank

As of December 31, 2011 notes payable-bank consisted of:

Note payable, United Midwest Savings Bank	$ 99,654

Note payable, CNL Bank	$ 218,667
$ 318,321

The United Midwest Saving Bank note payable had an original balance of $200,141 and matured on February 25, 2012. At that time, it was extended for one year and paid down to a balance of $49,753. The note bears interest at the rate of 2.5% over the bank prime rate (currently 3.25%) but with a floor of 6.0%. The note is personally guaranteed by a principal of the Company. As the Company considers this a demand note instrument, it is reflected in its consolidated balance sheet as a current liability.

The CNL Bank note payable is a demand note providing for a line of credit of up to $250,000, principally intended to fund the operations of the Orlando EB5 Investments subsidiary. It bears interest at the rate of 7.0%. This note is also personally guaranteed by a principal of the Company as well as its subsidiary, Orlando EB5 Investments. Interest incurred on the line of credit is reimbursed to the Company by this subsidiary ($7,144 in 2011). As this instrument is a demand note, it is also reflected in its consolidated balance sheet as a current liability. As of December 31, 2011, the available funding under this line of credit agreement was $31,333.

Note 5.

Disposal of Assets

On December 31, 2011, the Company divested its 80% interest in Realvest Development, LLC through a transaction whereby its interest was transferred to a principal of the Company who had previously held such interest. As of December 31, 2011, the company owed to this former subsidiary $228,734, included as due to affiliates in the accompanying consolidated balance sheet. Realvest Development, LLC and the principal (as guarantor) will remain obligated under a note agreement with a bank that substantially provided this funding to CommerCenters.

No gain or loss was incurred on the spin-off of the subsidiary and net operating losses of the subsidiary ($233,749 during 2011) are reflected as loss from disposed assets in the accompanying consolidated statement of operations.

CommerCenters, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 6.

Related Party Transactions

The Company has received non-interest bearing advances from time to time from one of its principals. Such advances are used to fund operating costs, such as payroll and benefits and amounted to $24,991 at December 31, 2011.

Pursuant to membership unit subscription agreements, three members made capital contributions to the Company totaling $351,000 in 2011.

Also, refer to Note 9 regarding subsequent events and additional transactions concerning future capital contributions by a member of the Company.

The Company provides legal services to its subsidiary, Orlando EB5 Investments, as needed. During 2011, charges from the Company to the subsidiary approximated $30,000 but were eliminated in the accompanying consolidated statement of operations.

Note 7.

Commitments

The Company sub-leases office space from an affiliated company under an informal cost sharing agreement. The understanding requires the Company to pay varying amounts for rent and occupancy expenses as long as it occupies its present space. In 2011, the Company incurred $11,906 under this arrangement and estimates that the future cost will approximate $12,000 annually.

Note 8.

Real Estate Activities

In July 2011, the Company completed its first real estate transaction whereby it acquired and immediately sold a single-story office building in Orlando, Florida. The Company earned net revenues of $202,657 from the transaction, principally representing the excess cash proceeds from the sale (after recovery of deposits and due diligence expenses). The Company incurred commissions expense in the amount of $110,000 from this transaction as reflected in the accompanying consolidated statement of operations.

Revenues from company activities in 2011 are summarized below:
Sale of office building	$ 202,657
EB5 project administrative fees (Note 2)	156,955
Other	178
$ 359,790

CommerCenters, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 9.

Subsequent Events

On March 5, 2012, the Company entered into a Membership Interest and Share Exchange Agreement by and between the Company, Allen Tat Yan Huie, the Allen Huie Family Trust, Green Global Investments, Inc. and certain other individuals listed or named in the agreement. The Company’s members each agreed to assign their units in exchange for a number of shares of common stock in Green Global Investments, Inc., as more specifically set forth in the agreement. The parties determined that the value of Green Global Investments, Inc. shares of common stock was $0.0125 at the time of the share exchange agreement. Pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934, the Company filed a Form 8-K on March 6, 2012 to report the agreement.

The share exchange agreement additionally provides for a member of CommerCenters (who made capital contributions of $50,000 in 2011) to additionally fund $150,000 of capital contributions within six months.

The agreement also provides for Green Global Investments, Inc. to raise $2 million within 90 days to fund operations and working capital of the combined companies through a private placement transaction.

Note 10.

Going Concern

The Company sustained a net loss of ($426,224) in 2011 (including losses applicable to non-controlling interest). Moreover, its current liabilities exceed its current assets by approximately $321,000. This raises substantial doubt about its ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital and to execute its strategic business plan. The Company expects to secure new capital from its transaction with Green Global Investments, Inc., as discussed in Note 9.

In addition, it expects to access capital for additional real estate activities through its Regional Center (Orlando EB5 Investments), the American Asset Investment Fund (Note 2) and other potential capital partners.